UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                 Commission File Number          333-08178-01
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                        The Rank Group Plc, as Guarantor
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             (Exact name of registrant as specified in its charter)

        6 Connaught Place, London, England W2 2EZ, (001-44-20) 7706-1111
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                6.375% Guaranteed Notes due January 15, 2008 and
                  7.125% Guaranteed Notes due January 15, 2018
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)       [   ]           Rule 12h-3(b)(1)(i)   [   ]
           Rule 12g-4(a)(1)(ii)      [   ]           Rule 12h-3(b)(1)(ii)  [   ]
           Rule 12g-4(a)(2)(i)       [   ]           Rule 12h-3(b)(2)(i)   [ X ]
           Rule 12g-4(a)(2)(ii)      [   ]           Rule 12h-3(b)(2)(ii)  [   ]
                                                     Rule 15d-6            [   ]





Approximate number of holders of record as of the certification or notice date:

6.375% Guaranteed Notes due January 15, 2008:  less than 250
7.125% Guaranteed Notes due January 15, 2018:  less than 250

Pursuant to the requirements of the Securities Exchange Act of 1934, The Rank Group Plc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:             April 7, 2006                    By:     /s/ Pamela Coles
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                                                          Pamela Coles
                                                          Company Secretary